Executable Version
Exhibit 10.1

April 29, 2011

Mr. Stanley C. Horton
10 Ledbury Park Lane
Spring, Texas 77379

Dear Mr. Horton:

We are pleased to offer to you, and confirm that you have agreed to accept, the position of President, effective May 2, 2011, and Chief Executive Officer, effective May 11, 2011, of Boardwalk GP, LLC, the sole general partner of Boardwalk GP, LP, which is the sole general partner of Boardwalk Pipeline Partners, LP (the “Company”).  This letter sets out the terms of your employment with the Company.  All reference in this letter agreement to the Company refer to the Company, Boardwalk Pipeline Partners, LP  and their subsidiaries, taken as a whole.

 1.  Duties.  You will be the chief executive officer of the Company and will perform such duties as the Board of Directors of the Company (the “Board”) may from time to time require which are consistent with those customarily performed by a chief executive of a business such as the Company.  You agree to devote your entire working time and energy to the interests and business of the Company.

                 2.  Term.  The term of your employment hereunder (the “Term”) shall commence on May 2, 2011 and expire on May 2, 2012 (the “Expiration Date”).  Should you remain in the employ of the Company or any of its affiliates beyond the Expiration Date, you will be deemed an “at will” employee and, accordingly, your employment may thereafter be terminated at any time for any reason or no reason.

                 3.  Compensation.

                  (a)  Base Salary.  During the term you will receive a Base Salary at the rate of Six Hundred Thousand Dollars ($600,000) per year payable in accordance with the Company’s payroll practices.

  (b)  Short-Term Incentive Award.  During the Term, you will be entitled to an annual incentive bonus under the Company’s Short-Term Incentive Plan, or such replacement plan as may hereafter be in effect. Your Target Award under the Short-Term Incentive Plan for the remainder of 2011 will be Four Hundred Thousand Dollars ($400,000) and your Target Award for the full year 2012 (assuming you are employed for the full year) will be Six Hundred Thousand Dollars ($600,000). The amount and timing of any payments to you under the Short-Term Incentive Plan will be determined in accordance with such plan.

Executable Version
Exhibit 10.1

 (c)  Long-Term Incentive Compensation.  You will be eligible to participate in the Company’s Long-Term Unit Appreciation Rights and Cash Bonus Plan (the “Long-Term Incentive Plan”), or such replacement plan as may hereafter be in effect.  Your award under the Long-Term Incentive Plan for the remainder of 2011 will be $860,000; approximately $260,000 of which would be a Cash Bonus; and approximately $600,000 would be in the form of Unit Appreciation Rights (as such terms are defined in the Long-Term Incentive Plan) on such terms as are consistent with the method used in establishing the terms of Unit Appreciation Rights granted to senior executives of the Company.  For the full year 2012 (assuming you are employed for the full year), your award under the Long-Term Incentive Plan would be an aggregate of $1,300,000 in the form of Cash Bonus and Unit Appreciation Rights on the same terms as the grants by the Board to other senior executives of the Company.  The amount and timing of any payments to you under the Long-Term Incentive Plan will be determined in accordance with such plan.

4.  Termination of Employment.  (a)  Death and Disability.  In the event of your death or Disability (as such term is defined below) during the Term, your employment shall terminate and the Company shall pay to you or your heirs, as the case may be, (i) unpaid Base Salary prorated to the date of termination, (ii) short-term incentive compensation as provided in Section 3(b), subject to and in accordance with the terms of the Short-Term Incentive Plan, and (iii) long-term incentive compensation as provided in Section 3(c), subject to and in accordance with the terms of the Long-Term Incentive Plan.  The term “Disability” shall mean a physical or mental condition which, as determined by the Board in its sole discretion, is expected to continue for more than twenty-six (26) weeks and to render you substantially incapable of performing any substantial portion of the services contemplated hereunder.

(b)  Termination by the Company for Cause/Resignation by You.  In the event your employment is terminated by the Company for Cause (as such term is defined below) or you resign (or otherwise initiate your termination), you shall be paid any unpaid Base Salary prorated to the date of termination and any earned but unpaid incentive compensation which is payable in accordance exclusively with the terms of the Short-Term Incentive Plan, the Long-Term Incentive Plan or any other applicable incentive compensation plan, without regard to any targeted incentive compensation provided herein.  For clarity, except as provided herein you will not be entitled to any compensation following termination of your employment for Cause or your resignation. The term “Cause” shall mean (i) any act which would constitute a felony under any state or federal law, (ii) any act of fraud, dishonesty, moral turpitude or breach of fiduciary duty, (iii) a material breach by you of this Agreement, including your representation made in Section 8 hereof, or any of your obligations to the Company, and (iv) willful or reckless material misconduct in the performance of your duties, in each case as determined by the Board in good faith.

Executable Version
Exhibit 10.1

5.  Non-Solicitation.  You agree that while employed by the Company and for a period of twenty-four (24) months following the termination of your employment for any reason, you will not employ, offer to employ, engage as a consultant or form an association with any person who is at the termination of your employment, or was during the preceding twelve (12) months, an employee of the Company or any of its subsidiaries or affiliates.  You also agree not to cause, solicit, entice or induce any such employee to (i) terminate employment with the Company or its subsidiaries and affiliates or (ii) accept employment or a consulting or similar engagement with any other employer, person or other entity, and you agree not to assist any person with respect to any of the foregoing.

    6.  Confidential Information/Non-Disclosure.  You acknowledge that the business of the Company is highly competitive and that the Company is providing you with access to Confidential Information relating to the business of the Company or its affiliates.  “Confidential Information” means and includes the Company or its affiliates’ confidential and/or proprietary information and/or trade secrets.  Confidential Information includes, by way of example and without limitation, the following:  (i) the Company or its affiliates’ trade secrets, inventions, formulas, designs, drawings, specifications and engineering or production processes; (ii) information about the Company or its affiliates’ employees and the terms and conditions of their employment; (iii) business plans, oil and gas data and related items; or (iv) any other confidential or proprietary information of the Company or its affiliates’ customers, suppliers, vendors, investors, partners, or other third parties.  You acknowledge that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its business to obtain a competitive advantage.  You further acknowledge that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position.

You agree that you will not, at any time during or after the termination of your employment with the Company and its affiliates for any reason whatsoever, make any unauthorized disclosure of any Confidential Information, or make any use of Confidential Information, except in the carrying out of your employment responsibilities on behalf of the Company or as may be required by law or a court order.  You also agree to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company or its affiliates’ Confidential Information.

                7.  Non-Competition.  Recognizing the unique competitive nature of the Company’s business, you agree to abide by the following restrictive covenant in order to induce the Company to enter into this Agreement with you.  Accordingly, you agree that for a period of one (1) year following the termination of your employment with the Company or its affiliates for Cause or your resignation, you will not, directly or indirectly, for your own account or as an agent, servant, or employee of another company, or as a member of a firm, accept employment or provide services as an independent contractor or otherwise:

(i)  engage in any business or employment activities that are in direct or indirect competition with the Company within the 50 mile radius around any geographical area in which the Company engages in (or has plans or proposes to engage in or is seeking to engage in) at the time of your termination of employment;

Executable Version
Exhibit 10.1

(ii)  call on, service, or solicit competing business from customers of the Company with whom you, within the previous 12 months, had made contact or had access to information and files about; or

(iii)  render advice or services to, or otherwise assist, or invest in (other than investments of less than 1% of the outstanding equity of any class of an entity whose equity is publicly traded on the NYSE or quoted on NASDAQ) any business, person, association or entity in the activities referenced in (i) or (ii) above.

In addition, you agree that for a period of one (1) year following the termination of your employment with the Company or its affiliates for any reason whatsoever, you will not, directly or indirectly, for your own account or as an agent, servant, or employee of another company, or as a member of a firm, provide services or otherwise be engaged or take part in, as an independent contractor or otherwise, (A) any project, acquisition or business venture which the Company had been planning, pursuing or engaged in during the term of  your employment, or (B) any project or business venture which would compete directly with a project or business venture which the Company had been planning, pursuing or engaged in during the term of  your employment.

8.  No Conflicts.  You have represented to the Company and you hereby further represent that you are not party to any agreement or understanding of any kind, including without limitation any noncompetition or confidentiality agreement, which would in any way restrict or prohibit you from being employed by the Company or its affiliates or performing your duties hereunder.  You hereby agree to indemnify, defend and hold the Company harmless from any claims, losses, costs or expenses incurred by the Company or any of its affiliates as a result of your breach of the foregoing representation.

9.  Notice.  For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to you or your personal representative at your last known address.  All notices to the Company must be directed to the attention of the Secretary of the Company with a copy to the General Counsel of the Company.  Such other addresses may be used as either party may have furnished to the other in writing.  Notices of change of address are effective only upon receipt.

10.  Miscellaneous.  To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the State of Texas, without reference to its conflict of laws rules.  A waiver of any breach of or compliance with any provision of condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

Executable Version
Exhibit 10.1

                11.  Tax Withholding.  The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulations.

12.  Code Section 409A.  It is intended that this Agreement comply with the requirements of Sections 409A(a)(2) through (4) of the Internal Revenue Code and all regulations issued thereunder.  The Agreement shall be interpreted for all purposes in accordance with this intent and may be amended by the Company at any time if such amendment is deemed, in the Company’s sole discretion, necessary to satisfy this intent.

                13.  Employment with Affiliates.  The Company may transfer your employment, at any time or times, to one or more of its affiliates (and similarly any such affiliate may transfer your employment to another affiliate) and no such transfer shall be deemed to be a termination of your employment hereunder or a breach of this Agreement by the Company or any such affiliate.

                14.  Complete Understanding.  This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting your employment of (other than the Company’s Short-Term Incentive Plan and Long-Term Incentive Plan as in effect from time to time) and constitutes the complete understanding between the parties with respect to your employment. You acknowledge that you have had an opportunity to review and understand the terms of the Company’s Short-Term Incentive Plan and Long-Term Incentive Plan, as well as this Agreement.  No statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, or amended except by written instrument signed by each of the parties hereto.

15. Survival.  The provisions of paragraphs 5, 6, 7 and 8 shall survive the termination or expiration of this Agreement for any reason whatsoever.

16. Make-Up Payment.  You have advised us that in connection with your resignation as a director of SemGroup Corporation you will be required to forfeit certain unvested rights in relation to a stock grant having a value of $90,000.  As a result, no later than 30 days after you commence employment, we will pay to you such sum of $90,000.

[signature page follows]

Executable Version
Exhibit 10.1

Please confirm your agreement to the foregoing by signing the enclosed copy of this letter and returning it to the undersigned.

Very truly yours,

BOARDWALK GP, LLC

By:_____________________________
      Elisabeth K. Evans
      SVP HR & Corp Communications

ACCEPTED AND AGREED TO:

By:___________________________
Stanley C. Horton